CONSULTING AGREEMENT


     THIS AGREEMENT, made and executed this 21st day of October, 2004, by and between DONALSON CAPITAL CORPORATION, a New Jersey corporation, having its principal office at 68 Skyview Terrace, Clifton, New Jersey 07013 ("DCC"), and TELCO-TECHNOLOGY, INC., a Delaware corporation having its principal office at 411 Hackensack Avenue, Hackensack, New Jersey 07601 ("TTXI").

     WHEREAS, DCC wishes to render consulting services to TTXI, and TTXI wishes to engage DCC as a consultant, upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth and for other good and valuable consideration, the receipt of which by each of the parties hereto is hereby acknowledged, it is agreed as follows:

1. ENGAGEMENT AS CONSULTANT. TTXI hereby retains DCC to render financial and management advisory services to TTXI as the parties may agree from time to time (the "DCC Services"). The DCC Services will not be in connection with the offer or sale of securities, will not include any direct or indirect capital-raising activities on behalf of TTXI, and will not directly or indirectly promote or maintain a market for TTXI's securities. DCC shall report directly to the President of TTXI, and TTXI's Board of Directors.

2. TERM. The term of this Agreement shall commence as of the date hereof, and shall continue in full force and effect for a period of one (1) year thereafter.

3. CONSULTING FEES. DCC shall receive ONE HUNDRED NINETY FIVE THOUSAND DOLLARS ($195,000) in TTXI common stock which stock shall be registered on Form S-8 pursuant to the Securities Act, as amended, for the DCC Services, payable in eight (8) monthly payments in advance, at the rate of TWENTY FOUR THOUSAND THREE HUNDRED SEVENTY FIVE DOLLARS ($24,375) worth of TTXI common stock per month. The first monthly payment of TTXI common stock shall be earned as of the date hereof, and shall be payable within five (5) business days after the date hereof. Subsequent monthly payments of TTXI common stock shall be earned as of the dates that are monthly thereafter for seven (7) consecutive months after the date hereof, and shall be payable within five (5) business days of each such date. The date hereof and the dates that are seven
(7) consecutive months hereafter are referred to in this Agreement as the "Effective Date(s) of Payment". The number of shares of registered TTXI common stock issued for each such monthly payment shall be determined by dividing the amount due by the average closing market price of TTXI common stock for the thirty (30) trading days immediately preceding the Effective Date of Payment. Such shares shall be issued in the name of Donald McKelvey, President and sole shareholder of DCC.

4. SET-OFF. If DCC shall be required to indemnify pursuant to the provisions of that certain Share Purchase Agreement dated today by and among Donald McKelvey, DCC, TTXI, Greenspace Capital, L.L.C. and Acutus Capital, L.L.C., (the "DM/DCC Share Purchase Agreement"), then TTXI shall be entitled to an immediate right of set-off against any amounts owed by TTXI to DCC as consulting compensation hereunder before seeking any direct recovery from DCC by legal action. Such right of set-off shall be exercised, if at all, only in accordance with the following procedure:

     (a) In the event that TTXI asserts that it is entitled to indemnification pursuant to the provisions of the DM/DCC Share Purchase Agreement hereof (other than a Third-Party Claim which DCC shall have undertaken to defend or prosecute in accordance with Section 9.4 thereof), then TTXI shall be entitled, in its discretion, to set off against monies or property owed by TTXI a sum or value reasonably sufficient to cover the amount asserted by TTXI to be subject to indemnification. In such event, TTXI shall mail or deliver to DCC a written notice (the "Set-Off Notice") of such claim specifying in reasonable detail the nature and basis of such claim and the amount thereof and shall promptly respond to any reasonable request for additional information regarding such claim.

     (b) If, within fifteen (15) days after receipt of the Set-Off Notice, DCC responds with a notice of objection to the Set-Off Notice, (the notice of objection being hereafter referred to as the "Objection Notice"), then all parties shall negotiate in good faith to resolve the indemnification claim.

     (c) If the parties fail to resolve the indemnification claim within fifteen (15) days after receipt of the Objection Notice, then they shall submit to arbitration, pursuant to the Commercial Rules of the American Arbitration Association, in northern New Jersey, and the arbitration determination shall be final and binding upon the parties hereto. In the event that either party's position is substantially confirmed as a result of the arbitration proceedings, then the other party shall pay the prevailing party's costs and expenses of arbitration, including reasonable attorneys' fees and disbursements, within thirty (30) days of the arbitration award. The issue of "substantial confirmation" of a party's position shall be an arbitrable issue in the arbitration proceedings.

     (d) If, after setting off TTXI's claims, a deficiency results, TTXI shall be entitled to recover the amount of such deficiency directly from DCC, subject to the dollar limitations set forth in the DM/DCC Share Purchase Agreement. The amount of any deficiencies determined in such arbitration proceeding to be payable to TTXI by DCC shall be paid in cash or by bank cashier's or certified check made payable to the order of TTXI within fifteen (15) days following written demand therefor.

5. INDEPENDENT CONTRACTOR. It is expressly understood and agreed that the services to be provided by DCC under this Agreement are services rendered by it solely as an independent contractor and not as an employee of TTXI. DCC shall not be authorized to create or assume any liability or obligation of any kind for or on behalf of TTXI. As an independent contractor, DCC shall remain fully responsible for complying with all applicable federal and state laws and, more specifically, for payment of all taxes or contributions which may be payable based upon DCC's receipt of compensation hereunder, including, but not limited to, federal and state income taxes, social security taxes, unemployment compensation taxes, and any other applicable taxes or business license fees. DCC further agrees to provide TTXI with evidence of payment of such taxes upon TTXI's written request made in connection with any state or federal audit in which DCC's status as an independent contractor is questioned or disputed. DCC specifically acknowledges that it is not entitled to participate in TTXI's benefit plans, including TTXI's health insurance plans.

6. ASSIGNMENT. This Agreement shall not be assignable by DCC without the prior written consent of TTXI.

7. ENTIRE AGREEMENT. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

8. GOVERNING LAW. This Agreement shall be governed for all purposes by the laws of the State of New Jersey. If any provision of this Agreement is declared invalid, such invalidity shall not affect the other terms and provisions of this Agreement, which shall remain in full force and effect.

9. CAPTIONS. The captions contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, content or interpretation hereof.

10. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, to the parties at the following addresses:

	To TTXI:

		Telco-Technology, Inc.
                411 Hackensack Avenue
		Hackensack, New Jersey 07601
                Attention: James Grainer, President

		With copies to:

                Dunn Lambert, LLC
                The Atrium
                East 80 Route 4
                Paramus, New Jersey 07652
                Attention: Richard J. Lambert, Esq.

		To DCC:

		Donalson Capital Corporation
		68 Skyview Terrace
		Clifton, New Jersey 07013
                Attention: Donald McKelvey

		With copies to:
		David Kaye, Esq.
		Danzig, Kaye, Cooper Fiore & Kay, L.L.P.
		30A Vreeland Road
		Florham Park, New Jersey 07832

     Any notice required or permitted hereunder shall be effective upon receipt.

11. AFFILIATED CORPORATIONS. Except when the context otherwise requires, the term "TTXI" shall include TTXI's direct and indirect wholly-owned subsidiaries, GreenWorks Corporation and Enviro-Sciences (of Delaware), Inc.

     IN WITNESS WHEREOF, each of the parties hereto has caused these presents to be signed by its duly authorized president, its corporate seal affixed hereto and attested by its Secretary, and has hereunto set its hand and seal the day and year first above written.

ATTEST:                            TELCO-TECHNOLOGY, INC.

/s/                          By:   /s/ James Grainer
------------------------           ------------------------
Secretary                          James Grainer, President


ATTEST:                            DONALSON CAPITAL CORPORATION

/s/                          By:   /s/ Donald McKelvey
------------------------           --------------------------
Secretary                          Donald McKelvey, President